SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G
                                (RULE 13D - 102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                     PURSUANT TO RULES 13D-1(B) AND (C) AND
                   AMENDMENTS THERETO FILED PURSUANT TO 13D-2

                                (AMENDMENT NO. )*

                               HOWELL CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                     COMMON

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   443051107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                           -------------------------

           *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

            The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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CUSIP  NO. 443051107                13G             PAGE  2   OF   10 PAGES
===========================                         ============================




--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

        Forest Investment Management LLC

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                  (b)  [   ]


--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------

                  5     SOLE VOTING POWER
    NUMBER OF           443,029
     SHARES       --------------------------------------------------------------
  BENEFICIALLY    6     SHARED VOTING POWER
    OWNED BY            zero
      EACH        --------------------------------------------------------------
    REPORTING     7     SOLE DISPOSITIVE POWER
   PERSON WITH          443,029
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        zero

--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          443,029

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                 |_|


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


         7.50%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IA

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP  NO. 443051107              13G                PAGE  3   OF   10 PAGES
===========================                         ============================




--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

        Founders Financial Group L.P.

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [   ]
                                                                   (b)  [   ]


--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------

                  5     SOLE VOTING POWER
    NUMBER OF           443,029
     SHARES       --------------------------------------------------------------
  BENEFICIALLY    6     SHARED VOTING POWER
    OWNED BY            zero
      EACH        --------------------------------------------------------------
    REPORTING     7     SOLE DISPOSITIVE POWER
   PERSON WITH          443,029
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        zero

--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        443,029

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                 |_|


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


        7.50%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP  NO. 443051107                    13G             PAGE 4  OF 10 PAGES
===========================                         ============================



--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

        Michael A. Boyd, Inc.

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                  (b)  [   ]


--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Connecticut
--------------------------------------------------------------------------------

                  5     SOLE VOTING POWER
    NUMBER OF           443,029
     SHARES       --------------------------------------------------------------
  BENEFICIALLY    6     SHARED VOTING POWER
    OWNED BY            zero
      EACH        --------------------------------------------------------------
    REPORTING     7     SOLE DISPOSITIVE POWER
   PERSON WITH          443,029
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        zero

--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        443,029

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                 |_|


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


        7.50%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        CO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

===========================                         ============================
CUSIP  NO. 443051107                  13G             PAGE  5   OF   10 PAGES
===========================                         ============================



--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

        Michael A. Boyd

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [   ]
                                                                    (b)  [   ]


--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------

                  5     SOLE VOTING POWER
    NUMBER OF           443,029
     SHARES       --------------------------------------------------------------
  BENEFICIALLY    6     SHARED VOTING POWER
    OWNED BY            zero
      EACH        --------------------------------------------------------------
    REPORTING     7     SOLE DISPOSITIVE POWER
   PERSON WITH          443,029
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        zero

--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        443,029

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                 |_|


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


        7.50%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP  NO. 443051107                  13G             PAGE  6   OF   10 PAGES
===========================                         ============================



Item 1.
            (A)  NAME OF ISSUER.

            Howell Corporation (the "Issuer").

            (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

            The Issuer's principal executive offices are located at 1111 Fanin, Suite 1500, Houston, Texas 77002.

ITEM 2.

            (A) NAMES OF PERSONS FILING.

            This statement is filed by the following persons: (a) Forest Investment Management LLC, an Investment Advisor registered under the Investment Advisors Act of 1940, as amended ("Forest"), (b) Founders Financial Group L.P. ("Founders"), in its capacity as the owner of a controlling interest in Forest,
(c) Michael A. Boyd, Inc. ("MAB, Inc."), in its capacity as the general partner of Founders and (d) Michael A. Boyd ("Mr. Boyd"), in his capacity as the sole director and shareholder of MAB, Inc., (collectively, the "Filing Parties").

            (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE.

            The principal business office of each of the Filing Parties is 53 Forest Avenue, Old Greenwich, Connecticut 06870.






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CUSIP  NO. 443051107                  13G             PAGE  7   OF   10 PAGES
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            (C)  CITIZENSHIP.

            Forest is a Delaware Limited Liability Company. Founders is a Delaware limited partnership. MAB, Inc. is a Connecticut corporation. Mr. Boyd is a United States citizen.

            (D) TITLE OF CLASS OF SECURITIES.

            This statement relates to shares of Common Stock, par value $1.00 per share (the "Common Stock"), of the Issuer.

            (E)  CUSIP NUMBER.

             443051107

ITEM 3.     This statement is being filed pursuant to Rule 13d-1(b).

            (a)  |_|    Broker or dealer registered under Section 15 of the Act,

            (b)  |_|    Bank as defined in Section 3(a)(6) of the Act,

            (c)  |_|    Insurance Company as defined in Section 3(a)(19) of  the
                        Act,

            (d)  |_|    Investment  Company  registered  under  Section 8 of the
                        Investment Company Act,

            (e)  |X|    Investment  Adviser  registered under Section 203 of the
                        Investment Advisers Act of 1940,

            (f)  |_|    Employee Benefit Plan, Pension Fund which is subject  to
                        the   provisions   of  the  Employee  Retirement  Income
                        Security   Act  of   1974   or   Endowment   Fund;   SEE
                        13d-1(b)(1)(ii)(F),

            (g)  |_|    Parent Holding Company, in accordance with Rule 13d-1(b)
                        (ii)(G); SEE Item 7,

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CUSIP  NO. 443051107                  13G             PAGE  8   OF   10 PAGES
===========================                         ============================


            (h)  |_|    Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.     OWNERSHIP.

            (A)   AMOUNT BENEFICIALLY OWNED.

            Each of Forest, Founders, MAB, Inc. and Mr. Boyd beneficially owns 443,029 shares of Issuer's Common Stock.

            (B)   PERCENT OF CLASS.

            Each of Forest, Founders, MAB, Inc. and Mr. Boyd owns 7.50% of the Issuer's Common Stock.

            (C) POWER TO VOTE OR DIRECT THE VOTE AND DISPOSE OR DIRECT THE DISPOSITION OF SECURITIES.

                  Each of Forest, Founders, MAB, Inc. and Mr. Boyd has sole power to vote or dispose or to direct the vote or disposition of the shares of Common Stock.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

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CUSIP  NO. 443051107                  13G             PAGE  9   OF   10 PAGES
===========================                         ============================




            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            Not applicable.


                            [SIGNATURES ON NEXT PAGE]

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CUSIP  NO. 443051107                  13G             PAGE  10   OF   10 PAGES
===========================                         ============================



                                    SIGNATURE

            After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.


                                    FOREST INVESTMENT MANAGEMENT LLC



Dated:  February 17,  1998          By:  /S/ MICHAEL A. BOYD
                                       -----------------------------------------
                                       Michael A. Boyd, Chairman


                                    FOUNDERS FINANCIAL GROUP, L.P.



Dated:  February 17,  1998          By: /S/ MICHAEL A. BOYD
                                       -----------------------------------------
                                       Michael A. Boyd, Chairman


                                     MICHAEL A. BOYD, INC.



Dated:  February 17,  1998          By:   /S/ MICHAEL A. BOYD
                                          --------------------------------------
                                          Name: Michael A. Boyd
                                          Title:  President


                                     MICHAEL A. BOYD



Dated:  February 17,  1998           By:   /S/ MICHAEL A. BOYD
                                           -------------------------------------
                                           Name: Michael A. Boyd